Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the AvalonBay Communities, Inc. Deferred Compensation Plan of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of Avalon Bay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
February 24, 2017